                                                                     Exhibit 5.2

                                                     July 17, 2001



To:      MacDermid, Incorporated
         245 Freight Street
         Waterbury, Connecticut 06702-0671

RE: MacDermid, Incorporated $301,500,000.00 Principal Amount of 9-1/8% Senior Subordinated Notes due 2011

Ladies and Gentlemen:

         Solely for the purpose of rendering this opinion, we have acted as special Connecticut counsel to MacDermid, Incorporated, a Connecticut corporation (the "Company"), in connection with the proposed issuance and exchange (the "Exchange Offer") of up to $301,500,000.00 aggregate principal amount of the Company's outstanding 9-1/8% Senior Subordinated Notes due 2011 (the "Old Notes") for a like principal amount of the Company's 9-1/8% Senior Subordinated Notes due 2011 (the "New Notes") to be registered under the Securities Act of 1933 (the "Act"). The New Notes are to be issued pursuant to the Indenture dated as of June 20, 2001 (the "Indenture"), among the Company, the Company's subsidiaries listed on Schedule I thereto (the "Guarantors") and The Bank of New York, as trustee (the "Trustee").

         In rendering the opinions set forth below, we have examined an executed original of the Indenture, the form of the New Notes included in the Indenture, and the form of subordinated guarantee (the "Guarantee") to be endorsed on each of the New Notes by MacDermid Equipment, Incorporated, a Connecticut corporation (the "Connecticut Guarantor"). We have also examined originals, or copies certified or otherwise identified to our satisfaction, of the resolutions of the Board of Directors of each of the Company and the Connecticut Guarantor, and such other documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion.

         We are licensed to practice only in the State of Connecticut and do not purport to be experts on, generally familiar with, or qualified to express legal conclusions based on laws of States other than the State of Connecticut.

         Based upon and subject to the foregoing assumptions, limitations and qualifications, we are of the opinion that:

         1. The Company has duly authorized, executed and delivered the Indenture.

July 17, 2001
Page 2


         2. The Connecticut Guarantor has duly authorized, executed and delivered the Indenture.

         3. The Company has duly authorized the execution and issuance of the New Notes.

         4. The Connecticut Guarantor has duly authorized the execution and delivery of the Guarantee to be endorsed on the New Notes.

         This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as exhibit 5.2 to the Registration Statement (the "Registration Statement") on Form S-4 under the Act relating to the Exchange Offer. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                                     Very truly yours,

                                                     /s/ CARMODY & TORRANCE LLP

                                                     CARMODY & TORRANCE LLP